Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304-1114

April 2, 2012

CafePress Inc.

1850 Gateway Drive, Suite 300

San Mateo, California 94404

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for CafePress Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) an aggregate of 3,890,146 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), issuable pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan, Employee Stock Purchase Plan, 2004 Amended and Restated Stock Inventive Plan and 1999 Equity Incentive Plan (the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP